Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Forms S-3 No. 333-71344 and Forms S-8 No. 33-55022, No. 33-56193, No. 33-61835, No. 333-04289, No. 333-27157, No. 333-112877, No. 333-112878, No. 333-112879, No. 333-112880, No. 333-77457 and No. 333-136087), as amended, of Brunswick Corporation and in the related Prospectuses of our reports dated February 23, 2007, with respect to the consolidated financial statements and schedule of Brunswick Corporation, Brunswick Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Brunswick Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young

Chicago, Illinois
February 23, 2007